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                                  EXHIBIT 23.2


                       Consent of Deloitte & Touche LLP


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-53146 of CIENA Corporation on Form S-4 of our report dated August 2, 2000 (December 18, 2000 as to Note 12) related to the financial statements of Cyras Systems, Inc., appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings "Selected Historical Financial Data of Cyras", "Additional Agreements of CIENA and Cyras", "Change in Independent Auditors" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 9, 2001